EXHIBIT 3.1(a)
RESTATED CERTIFICATE OF INCORPORATION
OF
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
Diamond Management & Technology Consultants, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:
FIRST: That the present name of the Corporation is Diamond Management & Technology Consultants, Inc.
SECOND: That the name under which the Corporation was originally incorporated is Diamond Technology Partners Incorporated; and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 11, 1996.
THIRD: That the provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Diamond Management & Technology Consultants, Inc., without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.
FOURTH: That at a meeting of the Board of Directors of the Corporation duly called and held on November 7, 2006, at which a quorum was present and acting throughout, resolutions were duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware, setting forth a proposed Restated Certificate of Incorporation of said Corporation (the “Restated Certificate of Incorporation”) in the form set forth as follows:
RESTATED CERTIFICATE OF INCORPORATION
OF
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
ARTICLE 1 NAME
The name of the corporation is DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC. (the “Corporation”).

ARTICLE 2 REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE 3 PURPOSE AND POWERS
The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.
ARTICLE 4 CAPITAL STOCK
4.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Three Hundred Two Million (302,000,000) of which Three Hundred Million (300,000,000) shall be Common Stock, par value $0.001 per share (the “Common Stock”) and Two Million (2,000,000) shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).
4.2 Common Stock.
4.2.1 Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate(s) of designations filed to establish the respective classes or series of Preferred Stock.
4.2.2 Dividends and Other Distributions. Each share of Common Stock issued and outstanding shall be identical in all respects, and no dividend shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Subject to the powers, rights, privileges, preferences and priorities of the Preferred Stock, the holders of Common Stock shall have exclusively all other rights of stockholders, including, without limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably all of the assets and funds of the Corporation remaining after the payment to the creditors of the Corporation.
4.3 Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate(s) pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the voting powers, designations, preferences and relative, participating, optional, or other special rights of the shares of each such class or series and to fix the qualifications, limitations, or restrictions thereof. Each share of each such class or series of Preferred Stock shall have the same relative rights as and be identical in all respects to all other shares of the same class or series.

ARTICLE 5 BOARD OF DIRECTORS
5.1 Number, Election and Classification. The number of directors of the Corporation shall be not less than five nor more than fifteen, the exact number of directors to be fixed from time to time by or in the manner provided in the By-laws of the Corporation. The Board of Directors of the Corporation shall be divided into three classes, each class consisting of approximately one-third of the total number of directors. The term of office of each class shall be three years and shall expire in successive years at the time of the annual meeting of stockholders.
At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Unless and except to the extent that the Bylaws or the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.
Any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the vote of a majority of the directors then in office, whether or not a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No director may be removed except for cause and then only by an affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose. At least thirty days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal shall be considered at such meeting.
     5.2 Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     5.3 Limitation of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director, (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 6 COMPROMISE OR ARRANGEMENT
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ARTICLE 7 AMENDMENT OF BY-LAWS
The Board of Directors or the stockholders may from time to time adopt, amend or repeal the By-laws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose. Such action by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose.
ARTICLE 8 RESERVATION OF RIGHT TO AMEND
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.
ARTICLE 9 STOCKHOLDER MATTERS
9.1 Consent in Lieu of Meeting Not Permitted. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

9.2 Call of Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the Secretary at the request of the Board of Directors. Such request shall include a statement of the purpose or purposes of the proposed meeting.
ARTICLE 10 AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Except as set forth in this Article 10 or as otherwise specifically required by law, no amendment of any provision of this Amended and Restated Certificate of Incorporation shall be made unless such amendment has been first proposed by the Board of Directors of the Corporation upon the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose and thereafter approved by stockholders of the Corporation by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote thereon.
IN WITNESS WHEREOF, Diamond Management & Technology Consultants, Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, as of the ___day of November, 2006.
     Diamond Management & Technology Consultants, Inc.

BY:	/s/ Steven R. Worth

Steven R. Worth
Its General Counsel and Assistant Secretary